Exhibit 10.24

SPONSORED RESEARCH COLLABORATION AGREEMENT

By and Between

University Health Network, an Ontario corporation

and

  VistaGen Therapeutics, Inc., a California corporation

SPONSORED RESEARCH COLLABORATION AGREEMENT

This "Agreement" is entered into as of           , 2007 (the "Effective Date") by and between University Health Network, an Ontario corporation incorporated under the Toronto Hospital Act 1997, having a principal research office at 610 University Avenue, Ste. 7-504, Toronto, Ontario, Canada M5G 2M9 ("UHN") and VistaGen Therapeutics, Inc., a California corporation, having its address at 384 Oyster Point Blvd., Suite 8, South San Francisco, California 94080 ("VistaGen").

RECITALS

    A. For purposes of this Agreement, the terms defined in Exhibit A shall have the defined meaning as set forth in Exhibit A.
    B. Gordon Keller, M.D., Ph.D. f"Dr. Keller") is the Director of the McEwen Center for Regenerative Medicine, a center within UHN; and Dr. Keller is involved in developing embryonic stem cell technologies and is involved in the Research Field.
    C. VistaGen has previously in-licensed some patentable inventions made by Dr. Keller in the Research Field; and VistaGen is interested in additional research and development in the Research Field.
    D. VistaGen, UHN, and Dr. Keller desire to enter into this Agreement for funding and performing certain Research Projects in the Research Field, as further described in this Agreement, in accordance with the terms of this Agreement.

    WHEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained in this Agreement, the Parties hereby mutually agree as follows:

    1. Definitions. The Parties hereby approve, adopt, and agree to the definitions as set forth in Exhibit A to this Agreement, and to the definitions as otherwise set forth in the body of this Agreement.

    2. Research Project One.

    2.1     Attached hereto as Exhibit B-l is a description of Research Project One ("Project One"), together with a three-year budget for Project One. UHN and Dr. Keller hereby agree to use reasonable and diligent efforts to perform the Research Work as described in Exhibit B-l, using the Project Scientists listed in Exhibit B-l. UHN shall be responsible for providing all equipment, reagents, materials, facilities, and personnel necessary and appropriate for performing and completing Project One in accordance with Exhibit B-l. If for any reason Dr. Keller ceases to serve as the Principal Investigator for Project One, then the Parties shall use reasonable efforts to select a replacement Principal Investigator, subject to the mutual approval of both VistaGen and UHN. If such a replacement is not promptly approved, the Research Work and funding for Project One shall cease. The scope and nature of Project One as described in Exhibit B-l may be modified only by the written approval of both UHN and VistaGen. UHN and Dr. Keller shall have the authority and responsibility to perform and complete the Research
Work as specified in Exhibit B-l for Project One to the best of their abilities, and VistaGen shall provide such collaborative research support as is specified in Exhibit B-l.

    2.2 Project Funding.

VistaGen shall provide the funding to UHN to sponsor and support the Research Work to be performed at UHN for Project One (as described in Exhibit B-l) in an annual amount as set forth in Exhibit B-l for personnel and supplies, plus indirect overhead costs for the fully burdened annual costs for all of the Research Work for Project One (the "Project Funding"; note, all amounts in this Agreement are quoted in US dollars unless otherwise noted). VistaGen shall fund and pay said costs quarterly in advance, while UHN continues to perform the Research Work for Project One. The first such quarterly installment shall be paid within 30 days following the date when VistaGen receives written notice from UHN that UHN has commenced the Research Work pursuant to Exhibit B-l. and similar quarterly installments shall thereafter be paid while the Research Work continues to be performed. In the event of any early termination of the Research Work, UHN shall refund to VistaGen any unearned portion of any prepaid installment.

    2.3 Reports.

       (a) UHN and Dr. Keller shall furnish to VistaGen periodic oral reports as to the Research Work performed and the resulting data and findings (including, without limitation, details in respect of any potential Resulting IP).
       (b) On a semi-annual basis, UHN and Dr. Keller shall furnish to VistaGen a written report summarizing the Research Work performed, and the resulting data, findings, and any potential Resulting IP.
       (c) Within sixty (60) days after the completion of the Research Work for Project One or any earlier termination thereof, UHN and Dr. Keller (or Principal Investigator, as appropriate) shall furnish to VistaGen a comprehensive final report summarizing all of the Research Work performed, and the resulting data, findings and any potential Resulting IP.
       (d) During the term of this Agreement, representatives of VistaGen may meet with the Project Scientists at mutually convenient times and places to discuss the Research Project and results of the Research Work, as well as ongoing plans and any issues applicable to the continued Research Work for Project One.

    3.      Option for Research Project Two and Research Project Three.

Attached hereto as Exhibit B-2 and Exhibit B-3 is a summary of two additional Research Projects which the Parties would ultimately like to perform, pursuant to additional funding from VistaGen. For a period of time ending on the first anniversary of the Effective Date, VistaGen shall have the option to elect to have UHN undertake and commence performance of the Research Work for Research Project Two and/or Research Project Three. Upon receipt by UHN and Principal Investigator of the written election by VistaGen to commence any such Research Work, UHN and the Project Scientists (as listed in said Exhibits B-l and/or B-2) shall commence to perform said Research Work. Upon UHN receiving said written election, all of the terms set forth in Section 2 of this Agreement (including, without limitation, the project funding provisions of Section 2.2 and Exhibits B-2 and B-3) shall be applicable to the Research Project identified in said written election (i.e., in respect of Project Two and/or Project Three).

    4.      Intellectual Property Matters.

    4.1 Ownership. As between the Parties, any and all "Resulting IP" will be solely owned by UHN. To the extent that any Resulting IP may, by operation of law or otherwise, vest in the Project Scientists, each of them shall, at the request (and expense) of UHN irrevocably assign and transfer any and all such right(s), title and interest in said Resulting IP to UHN. For avoidance of doubt, if an employee of VistaGen is a sole inventor or a co-inventor of any patentable invention while he is not acting as a Project Scientist, then VistaGen shall be the sole owner of said inventor's patent rights.

    4.2 Invention Disclosure. Each and every Invention in respect of Resulting IP (the "Resulting IP Invention") shall be disclosed, as soon as is reasonably possible, by the Principal Investigator to UHN by way of written report. Upon receipt of such written report, UHN shall disclose the Resulting IP Invention to VistaGen by way of written notice (the "Invention Notice"). Such Invention Notice shall be considered Confidential Information and shall contain sufficient detail and shall be used solely to allow VistaGen to assess the patentability of the Resulting IP Invention.

    4.3 Option to Patent and License Invention.

       (a) VistaGen shall have ninety (90) days after the date upon which VistaGen receives the Invention Notice (the "Invention Notice Period") to determine whether VistaGen will pay for the filing of a patent application (or provisional application) for the Resulting IP Invention. In the event that VistaGen determines that it will pay for a patent application for the Resulting IP Invention disclosed in the Invention Notice, VistaGen shall send a written notice to UHN, within the Invention Notice Period, of VistaGen's intention to file one or more patent applications in respect of said Resulting IP Invention (the "Patent Notice"). Such patent application shall be for such jurisdictions as may be determined by VistaGen (in consultation from UHN), but shall be at least for Canada and the United States. The Parties hereby agree that VistaGen shall cause patent applications to be filed and prosecuted in the name of UHN, at the expense of VistaGen, for those Resulting IP Inventions identified by VistaGen in the Patent Notice (the "Patent Invention"). VistaGen shall provide UHN with a copy of any such patent application.
       (b) With respect to each Patent Invention for which VistaGen files a patent application (or provisional application) pursuant to Section 4.3(a), VistaGen shall automatically acquire exclusive license rights to the Patent Rights and all Resulting IP applicable to the Patent Invention, which license rights shall be as set forth in the License Agreement attached hereto as Exhibit C.
       (c) Upon the earlier of (i) the expiration of the Invention Notice Period wherein UHN has not received a Patent Notice, (ii) UHN being advised by VistaGen that it shall not be filing a patent application in respect of the Resulting IP Invention, or (iii) UHN being advised by VistaGen that it will be filing a patent application but only on certain aspects of the Resulting IP Invention, UHN may nonetheless file a patent application at its own expense for the Resulting IP Invention (i.e., in respect of (i) and (ii) herein) or those aspects of the Resulting IP Invention in which no patent application has been filed by VistaGen (i.e., in respect of (iii) herein), and VistaGen shall have no further right to license said Resulting IP Invention (or aspects thereof, as appropriate) or any subsequent patent issued in respect of that Resulting IP Invention (or aspects thereof, as appropriate).

    5. Confidential Information. Each Party shall maintain the confidentiality of, and shall not disclose or use, the other Party's Confidential Information, except for purposes of performing the activities contemplated by this Agreement or any applicable License Agreement which may be entered into by the Parties.

    6. Publishing. UHN Parties may publish or otherwise publicly disclose information gained in the course of the Research Project and shall give VistaGen the option of receiving a co-authorship or sponsorship acknowledgement, as appropriate, in any such publication. Notwithstanding the foregoing, in order to avoid premature disclosure of Resulting IP and Confidential Information and any potential loss of potential Patent Rights as a result of premature public disclosure, the UHN Parties will submit any prepublication drafts to VistaGen for review and comment thirty (30) days prior to their planned submission for publication. If such proposed publication contains information considered by VistaGen to be patentable, the UHN Parties agree to withhold publication for a reasonable time so that a patent application can be prepared and filed, but no longer than sixty (60) days unless otherwise agreed to by UHN Parties in their sole discretion.

    7. Term and Termination.

    7.1 Term. The term of this Agreement shall be for three (3) years, subject to renewal by mutual agreement, and subject to earlier termination as set forth below, and subject to extensions for the remainder of any three-year term for completion of Project Two or Project Three, if the Section 3 option is exercised.

    7.2 Termination for Breach. If either Party materially breaches any provision of this Agreement and fails to remedy such breach within thirty (30) days after receipt of notice in writing of such breach from the other Party (or such other time as the Parties may mutually consent to in writing), such other Party, at its option, may terminate this Agreement by sending written notice of termination of the breaching Party.

    7.3 VistaGen Termination for Specific Cause. Subject to the provisions of Section 2.1 in respect of the selection of replacement the Principal Investigator, if Principal Investigator is unable or unwilling to continue to conduct Research Work and otherwise to perform his obligations under this Agreement in connection with the Research Project(s), or, if Principal Investigator's employment with UHN is terminated, or if Principal Investigator fails to use reasonably diligent efforts to conduct the Research Project(s), then VistaGen may terminate this Agreement upon thirty (30) days prior written notice to UHN and Principal Investigator, whereupon VistaGen shall be under no further obligation to make further monetary payments to UHN.

    7.4 UHN Termination Resulting From License Agreement Termination. UHN may terminate this Agreement without prejudice, in its sole discretion, in the event that any License Agreement hereunder this Agreement is prematurely terminated.

    7.5 UHN Termination Resulting From VistaGen Insolvency. UHN may terminate this Agreement without prejudice, in its sole discretion, in the event that VistaGen fails to carry on business in the normal course, files for creditor or other such protection, or becomes insolvent.

    7.6 Effect of Termination. In the event of the expiration or earlier termination of this Agreement, all rights and obligations which have already accrued prior to such expiration or termination shall survive and remain in effect, including without limitation those rights and obligations arising under the following Sections: 2.2,2.3, 3 (last sentence), 4, 5, 6,
7.6 and 8.

    8.      General Provisions.
8.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from Force Majeure events.

    8.2 Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one Party to the other Party shall be in writing, delivered by any available means to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to UHN:                                University Health Network
610 University Avenue Suite 7-504 Toronto, Ontario Canada M5G2M9

With Copy to: Director
University Health Network
Office of Technology Development & Commercialization MaRS Centre, Heritage Building 101 College Street, Suite 150 Toronto, Ontario Canada M5G 1L7

If to VistaGen:                                 Chief Executive Officer
VistaGen Therapeutics, Inc. 384 Oyster Point Boulevard Suite 8
South San Francisco, CA 94080
With Copy to:                                 Knox Bell
DLA Piper US LLP
4365 Executive Drive, Suite 1100
San Diego, CA 92121

    8.3 Indemnification. Subject to Section 8.4, each Party agrees to be responsible and to assume liability for its acts or omissions, and those of its officers, directors, agents, employees, students, affiliates, and sublicensees arising out of or as a result of, or in connection with the conduct of the Research Project(s) (including, without limitation, the Research Work), to the full extent required by law. A Party that is negligent or that breaches this Agreement agrees to indemnify, defend and hold the other Party harmless from liability resulting from the negligence or breach, including, without limitation, legal fees and costs, and each party agrees to maintain reasonable insurance coverage for such liabilities.

    8.4 Further Representations, Warrantees & Liability.

       (a) VistaGen represents and warrants to UHN that VistaGen has the power to enter into this Agreement and to perform its obligations, and that VistaGen has taken necessary action for the execution of this Agreement to constitute a binding obligation enforceable against VistaGen.
       (b) UHN represents and warrants to VistaGen that UHN has the power to enter into this Agreement and to perform its obligations, and that UHN has taken necessary action for the execution of this Agreement to constitute a binding obligation enforceable against UHN.
       (c) EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, UHN AND THE PRINCIPAL INVESTIGATOR MAKE NO CONDITIONS, WARRANTEES, UNDERTAKINGS OF ANY KIND, INCLUDING WITHOUT LIMITATION, THE ORIGINALITY OR ACCURACY OF THE RESEARCH PROJECT(S) AND RESEARCH WORK, INTELLECTUAL PROPERTY, INVENTION(S) (INCLUDING, WITHOUT LIMITATION, RESULTING IP INVENTION(S)), PATENT(S), OR PRODUCT(S) ARISING UNDER THIS AGREEMENT OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH PROJECT(S), RESEARCH WORK, INTELLECTUAL PROPERTY, INVENTION(S), PATENT(S) OR PRODUCT(S) ARISING THEREFROM.
       (d) UHN AND THE PRINCIPAL INVESTIGATOR SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY VISTAGEN (AND ITS AFFILIATE(S) AND SUBLICENSEES) OR ANY OTHERS RESULTING FROM THE USE OF THE RESULTS OF, AND PRODUCTS ARISING FROM, THE RESEARCH PROJECT(S), RESEARCH WORK, INTELLECTUAL PROPERTY, INVENTION(S) (INCLUDING, WITHOUT LIMITATION, RESULTING IP INVENTION(S)), AND PATENTS. THE ENTIRE RISK AS TO THE DESIGN, DEVELOPMENT, MANUFACTURE, SALE OR OTHER DISPOSITION AND PERFORMANCE OF ITS PRODUCTS, OR ANY OTHER USE OR EXPLOITATION OF THE RESULTS OF, AND PRODUCTS ARISING FROM, THE RESEARCH PROJECT(S),
RESEARCH WORK, INTELLECTUAL PROPERTY, INVENTION(S) (INCLUDING, WITHOUT LIMITATION, RESULTING IP INVENTION(S)), AND PATENTS IS ASSUMED BY VISTAGEN.

    8.5 Dispute Resolution.

       (a) The Parties agree to use reasonable best efforts to amicably resolve among themselves any dispute arising out of this Agreement.
       (b) If the Parties are unable to resolve the dispute under Section 8.5(a), the dispute shall be referred to the Vice President, Research of UHN or the Vice President's designate and the designate of VistaGen for their discussion and resolution. The Parties may agree to mediation of the dispute (procedural details and process to be determined by the Parties).
       (c) Any dispute which cannot be amicably settled by the Parties as provided in Sections 8.5(a) and (b) shall be submitted to arbitration in accordance with the provisions of the (Ontario) Arbitration Act, 1991, S.O. 1991, c.17, as amended from time to time. The arbitration will take place in the city of Toronto (Ontario, Canada).
       (d) Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the mediator(s) or arbitrator(s) hereunder, or pending the mediator(s)' or arbitrator(s)' determination of any dispute, controversy or claim hereunder.

    8.6 Assignment. VistaGen shall not assign its rights or obligations under this Agreement without the prior written consent of UHN; provided, however, that VistaGen may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

    8.7 Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.
8.8 Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

    8.9 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

    8.10 Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall     not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

    8.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Evidence of the execution and delivery of this Agreement may be by a telecopy transmission to a Party of the other Party's signed copy of this Agreement.
IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

Christopher J. Paige, PhD Vice President, Research University Health Network

EXHIBIT A

DEFINITIONS

"Confidential Information" shall mean, with respect to a Party, all information (and all tangible and intangible embodiments thereof), that is owned or controlled by such Party, is disclosed by or on behalf of such Party to the other Party pursuant to this Agreement, and (if disclosed in writing or other tangible medium) is marked or identified as confidential at the time of disclosure to the receiving Party or (if otherwise disclosed) is identified as confidential at the time of disclosure to the receiving Party. Notwithstanding the foregoing, Confidential Information of a Party shall not include information which, and only to the extent the receiving Party can establish by written documentation, (a) has been generally known prior to disclosure of such information by the disclosing Party to the receiving Party; (b) has become generally known, without the fault of the receiving Party, subsequent to disclosure of such information by the disclosing Party to the receiving Party; (c) has been received by the receiving Party at any time from a source other than the disclosing Party, rightfully having possession of and the right to disclose such information free of confidentiality obligations; (d) has been otherwise known by the receiving Party free of confidentiality obligations prior to disclosure of such information by the disclosing Party to the receiving Party; or (e) has been independently developed by employees or others on behalf of the receiving Party without use of such information disclosed by the disclosing Party to the receiving Party (each of the aforementioned (a) to (e) a "Confidentiality Exception").

"Dr. Keller" shall mean Gordon Keller, M.D., Ph.D..

"Effective Date" shall have the meaning set forth in the preamble to this Agreement.

"Force Majeure" means an event or circumstance arising outside of the reasonable control of a party, such as any act of God, flood, natural disaster, embargo, acts of civil or military authorities, terrorism, labor strikes, governmental embargos, and governmental orders.

"Intellectual Property" or "IP" shall mean all inventions (whether or not patentable), discoveries, trade secrets, Confidential Information, Know-How, data, technology, formulae, methods, processes, protocols, techniques, compositions, and other protectible intangible rights, together with all related Patent Rights, copyrights, trade secret rights, and other legally enforceable rights.

"Invention" shall mean any invention, discovery, know-how, technology or other enhancement, whether or not patentable that is made or conceived by employees or others on behalf of UHN or VistaGen, or both, in connection with the performance of, and during the term of, the Research Project.

"Invention Notice" shall have the meaning as defined in Section 4.2.

"Invention Notice Period" shall have the meaning as defined in Section 4.3.

"Know-How" shall mean all trade secrets, know-how, data, information, compositions and other technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) which are necessary or useful to make, use, develop, sell or seek regulatory approval to market a composition, or to practice any method or process, at any time claimed or disclosed in any issued patent or pending patent application directly applicable to the Resulting IP, the Licensed Patent, the Licensed IP, or the Licensed Products.

"License Agreement" shall mean the license agreement (in the form attached hereto as Exhibit C) which is activated upon VistaGen exercising its option to license as set forth in Section 4.3, pursuant to which VistaGen is the "Licensee" and UHN is the "Licensor".

"Licensed Patent" shall have the meaning as defined in the form License Agreement attached hereto this Agreement as Exhibit C.

"Licensed IP" shall have the meaning as defined in the form License Agreement attached hereto this Agreement as Exhibit C.

"Licensed Products" shall have the meaning as defined in the form License Agreement attached hereto this Agreement as Exhibit C.

"Party" shall mean either VistaGen or UHN; and "Parties" shall mean both VistaGen and UHN.

"Patent Rights" shall mean (a) all patents and patent applications worldwide arising from Research Work, (b) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications listed in clause (a) above or the patent applications that resulted in the patents described in clause (a) above, and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto worldwide.

"Patent Notice" shall have the meaning as defined in Section 4.3.

"Patent Inventions" shall have the meaning as defined in Section 4.3.

"Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

"Principal Investigator" shall initially mean Gordon Keller, M.D., Ph.D., or thereafter such other person as may be approved by both Parties to have primary responsibility for performing the Research Work.

"Project Scientists" shall mean the Principal Investigator, and all other persons who perform the Research Work of the Research Project(s) at UHN (but excluding a VistaGen employee or consultant who is working in a VistaGen laboratory or facility).

"Project Funding" shall mean the funding to be furnished by VistaGen to UHN pursuant to, and as described in, Section 2.2 and as further detailed in Exhibits B-l, B-2 and B-3 in respect of the Research Projects.

"Project One" shall mean the Research Project described in Exhibit B-l.

"Project Two" shall mean the Research Project described in Exhibit B-2.

"Project Three" shall mean the Research Project described in Exhibit B-3.

"Research Field" shall mean research involving embryonic stem cell technologies relevant to the differentiation, growth, and expansion of embryonic stem (ES) cells into mature cell types and cellular systems suitable for human and veterinarian therapeutic applications and for applications in discovery, screening, and development of drugs and/or other medical products useful for humans and/or animals.

"Research Project(s)" shall mean the research performed by Project Scientists in the Research Field as further specifically described in Exhibit A, consisting initially of Project One, and if VistaGen exercises its option under Section 3, then also including Project Two and/or Project Three.

"Research Work" shall mean the research activities to be performed at UHN by the Project Scientists directly and specifically in the performance of the Research Project(s) described in Exhibit B-l (and/or Exhibit B-2 and/or Exhibit B-3).

"Resulting IP" shall mean all Intellectual Property that results from the performance of the Research Work by the Project Scientists.

"UHN Parties" shall mean UHN and the Project Scientists.

EXHIBIT B-l

RESEARCH PROJECT ONE

    1.  Development of Drug Discovery and Screening Approaches with hESC-derived Cardiomyocvtes.
The overall goal of these studies is to establish methods and applications for the use of human embryonic stem cell (hESC)-derived cardiomyocytes in drug discovery, drug screening and drug toxicology assessment. The predominate cell lines to be used are HI (NIH code WA01) and HES2 (NIH code ES02). The overall goal of these studies is to establish methods and applications for the use of human embryonic stem cell (hESC)-derived cardiomyocytes in drug discovery, drug screening and drug toxicology platforms. This project builds on recent studies from our lab that developed new methods for the efficient and reproducible generation of cardiomyocytes from hESC. The project will focus on addressing the following issues: 1) to characterize the functional and maturational status of the hESC-derived cardiomyocytes in vitro, 2) to develop methods for the large scale use of hESC-derived cardiomyocytes in drug discovery and screening, 3) provide cells and methods for the study of response of cardiomyocytes to select known and compounds that effect their biology and functional activity, 4) provide cells and methods for the use and validation of cardiomyocytes as predictive toxicology screening assays. This project builds on recent studies from our lab that developed new methods for the efficient and reproducible generation of cardiomyocytes from hESC. The project will focus on addressing the following issues: 1) to characterize the functional and maturational status of the hESC-derived cardiomyocytes in vitro, 2) to develop methods for the large scale use of hESC-derived cardiomyocytes in drug discovery and screening, 3) provide cells and methods for the study of response of cardiomyocytes to select known and compounds that effect their biology and functional activity, 4) provide cells and methods for the use and validation of cardiomyocytes as predictive toxicology screening assays.

    2. Payment Schedule:

       (a) $ 175,000      per year for personnel and supplies
       (b) $ 70,000      per year for 40% indirect overhead costs
       (c) $245,000      total fully burdened annual costs
       (d)  VistaGen shall make quarterly payments in the sum of $61,250, payable quarterly in advance

EXHIBIT B-2

RESEARCH PROJECT TWO

    1. Human ES Cell-derived Hepatocytes. Work Plan to be specified later, subject to mutual approval by both parties and Principal Investigator.

    2. Payment Schedule:

       (a) $ 175,000      per year for personnel and supplies
       (b) $ 70,000      per year for 40% indirect overhead costs
       (c) $245,000      total fully burdened annual costs
       (d)  VistaGen shall make quarterly payments in the sum of $61,250, payable quarterly in advance

EXHIBIT B-3

RESEARCH PROJECT THREE

    1. Human ES Cell-derived Beta-islet Cells. Work Plan to be specified later, subject to mutual approval by both parties and Principal Investigator.

    2. Payment Schedule:

       (a) $ 175,000      per year for personnel and supplies
       (b) $ 70,000      per year for 40% indirect overhead costs
       (c) $245,000      total fully burdened annual costs
       (d)  VistaGen shall make quarterly payments in the sum of $61,250, payable quarterly in advance

EXHIBIT C LICENSE AGREEMENT

LICENSE AGREEMENT
dated                             , 2007

between

UNIVERSITY HEALTH NETWORK (as "Licensor")

and

VistaGen THERAPEUTICS, INC. (as "Licensee")

LICENSE AGREEMENT

    THIS LICENSE AGREEMENT (this "Agreement") is dated as of(the "Effective Date"), and is entered into by and between (i) University Health Network, an Ontario corporation, incorporated under the Toronto Hospital Act 1997 ("Licensor"), having a research office at 610 University Avenue, Suite 7-504, Toronto, Ontario, Canada M5G 2M9, and (ii) VistaGen Therapeutics, Inc., a California corporation ("Licensee"), having a place of business at 384 Oyster Point Boulevard, Suite 8, South San Francisco, California 94080.

    WHEREAS, Licensor owns or has rights in the Licensed IP (as defined in Exhibit B).

    WHEREAS, Licensee desires to obtain an exclusive license under Licensor's rights in the Technology on the terms and conditions set forth below.

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the parties hereby agree as follows:

    1. DEFINITIONS

For purposes of this Agreement, the terms defined in Exhibit A shall have the defined meanings set forth in Exhibit A. Unless otherwise noted, all dollar amounts are quoted in US dollars.

    2. REPRESENTATIONS AND WARRANTIES

    2.1           Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

    2.1.1 Such Party is a corporation duly organized, validly existing and in good standing under the laws of the state, province or country in which it is incorporated.

    2.1.2 Such Party (a) has the corporate power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder, and (b) has taken all necessary corporate action on its part to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, binding obligation, enforceable against such Party in accordance with its terms.

    2.1.3 All necessary consents, approvals and authorizations of all governmental authorities and other Persons required to be obtained by such Party in connection with this Agreement have been obtained.

    2.1.4 The execution and delivery of this Agreement and the performance of such Party's obligations hereunder (a) do not conflict with or violate any requirement of applicable laws or regulations, and (b) do not conflict with, or constitute a default under, any contractual obligation of it.

    2.2           Licensor Representations and Warranties. Licensor hereby represents andwarrants to Licensee that, as of the Effective Date, Licensor, to the best of its knowledge, (a) isthe sole owner of the Licensed IP, and (b) other than as noted in Exhibit C, has not granted to any Third Party any license or other interest in the Licensed IP, and (c) is not aware of any Third Party patent, patent application or other intellectual property rights (other than any inventions identified as prior art in the patents or patent applications licensed to Licensee hereunder) that would be infringed (i) by practicing any process or method or by making, using or selling any composition which is claimed or disclosed in the Licensed IP, or (ii) by making, using or selling Licensed Products (but only to the extent that the making, using or selling of Licensed Products is covered by Licensed IP), and (d) is not aware of any infringement or misappropriation by a Third Party of the Licensed IP. Notwithstanding the foregoing, Licensor is under no duty , obligation or requirement to perform or conduct any legal inquiry or other search, analyses or assessment pertaining to patentability, validity, infringement and/or legal status in respect of any Licensed IP and Licensed Patents.

3.           LICENSE GRANT

3.1 Licensed IP. Subject to Section 3.3, Licensor hereby grants to Licensee an exclusive license (with the right to grant sublicenses through multiple tiers) under the Licensed IP to conduct research and to develop, make, have made, use, offer for sale, sell and import Licensed Products, worldwide and for all fields of use. Licensee shall promptly provide to Licensor a copy of any Sublicense Agreement. The grant of any such Sublicense Agreement will not relieve Licensee of its obligations under this Agreement.

    3.2 Availability of the Licensed IP. Licensor shall provide to Licensee with a copy of all information available to Licensor relating to the Licensed IP.

    3.3 Reserved Right. Licensor reserves and retains the non-exclusive, sublicenseable right to use the Licensed IP for non-commercial research purposes and/or academic educational purposes, without any financial obligation to Licensee for so using the Licensed IP.

    4.           FINANCIAL CONSIDERATIONS

    4.1     Development-Based Milestone Payments. At such time as Licensee (or its Affiliates or Sublicensees) achieve a Milestone Event as described below for a specific Licensed Product, Licensee shall pay to Licensor the Milestone Payment specified below. The specified milestone payment shall be made within thirty (30) days after the occurrence of the Milestone Event.

       A.  "Milestone Event" for Therapeutic- "Milestone Related Licensed Product *Payment" OJS$)

    (1)  Acceptance by FDA (first country) of$ 150,000
  filing ofIND
    (2)  First patient enrolled for Phase II Clinical$250,000
  Trial
    (3)  First patient enrolled for Phase III Clinical$ 1,500,000
  Trial
    (4)  FDA (first country) Final Approval of$2,000,000
  NDA for Licensed Product

       B.  "Milestone Event" for Service-Related "Milestone Licensed ProductPayment" (US$)

          (1)   First anniversary of execution of an    $50,000 ** agreement in respect of (in whole or in part) a Service-Related Licensed Product.

          For the purpose of this Section 4.1 "Final Approval" shall mean approval by the FDA for marketing a Therapeutic-Related Licensed Product that is not conditioned on any other event (or if an approval is conditioned upon an event, then the occurrence of that event), provided, however, such other events shall specifically not include FDA requirements to conduct post marketing studies and any requirement for such post marketing studies shall not be deemed to delay the Final Approval.

           * Once a Milestone Payment has been made for a specific Licensed Product, if there are later modifications, improvements, reformulations, combinations, or other changes using the same molecule which constitutes said Licensed Product (i.e., a "Related Product"), then no duplicate Milestone Payment will be owed when that Related Product achieves the same Milestone Event for which the Milestone Payment was previously made for said specific Licensed Product. Similarly, if there is a failure in product development, resulting in the substitution or replacement of the failed molecule with a new molecule, to the extent that a Milestone Event had previously been achieved by the failed molecule and the corresponding Milestone Payment paid, then no duplicate Milestone Payment will be owed when the new molecule achieves the same Milestone Event for which the Milestone Payment was previously made for the failed molecule.

          ** But not more than 10% of the annual revenues received from said agreement, continuing annually until the cumulative aggregate of said 10% payments reach $50,000.

    4.2 Royalties.

    4.2.1   Royalty Rate. Licensee shall pay to Licensor three percent (3%) of the first $25 million of Revenues received by Licensee or its Affiliates, and two percent (2%) of all additional Revenues received by Licensee or its Affiliates, subject to reductions pursuant to Sections 4.2.2 and 4.2.3.

    4.2.2 Third Party Royalties. If Licensee or its Affiliates is required to pay royalties to any Third Party that are, in the opinion of an independent patent attorney (reasonably acceptable to both parties), necessary to practice the inventions claimed in the Licensed IP, then Licensee shall have the right to credit such Third Party royalty payments against the royalties owing to Licensor under Section 4.2.1; provided, however, that the foregoing credits shall not reduce the amount of the royalties payable to Licensor under Section 4.2.1 above by more than fifty percent (50%).

    4.2.3 Combination Products. If a Product consists of (i) components that are covered by Licensor's Valid Claims, plus (ii) additional active pharmaceutical agents, or functional components reasonable necessary for formulation or delivery of the Product that are not covered by a Valid Claim, but that are covered by a valid claim of a Third Party patent, then for purposes of the royalty payments under Section 4.2.1, the Revenues shall be equitably allocated between the components covered by Licensor's Valid Claim and the components covered by the Third Party patent, with only the portion of Revenues allocated to Licensor's Valid Claims being used for purposes of the royalty calculation in Section 4.2.1 for such combination Product. To the extent the parties are unable to agree on the equitable allocation described above, any dispute shall be resolved in accordance with Section 12.3 of this Agreement. Notwithstanding the aforementioned, the foregoing allocation shall not reduce the amount of the royalties payable to Licensor under Section 4.2.1 above by more than fifty percent (50%).

    5.       ROYALTY REPORTS. PAYMENTS. AND ACCOUNTING

    5.1 Royalty Reports. Within sixty (60) days after the end of each calendar quarter during the term of this Agreement following the receipt by Licensee or its Affiliates of Revenues, Licensee shall furnish to Licensor a quarterly written report showing in reasonably specific detail (a) the calculation of Revenues for such quarter; and (b) the calculation of the royalties that shall have accrued based upon such Revenues.

    5.2 Payment Terms. Royalties shown to have accrued by each royalty report provided for under Section 5.1 above shall be due on the date such royalty report is due.

    5.3 Audits.

    5.3.1   Upon the written request of Licensor and not more than once in each calendar year, Licensee and its Affiliates shall permit an independent certified public accounting firm of nationally recognized standing selected by Licensor and reasonably acceptable to Licensee, at Licensor's expense, to have access during normal business hours to such of the financial records of Licensee and its Affiliates as may be reasonably necessary to verify the accuracy of the payment reports hereunder for the eight (8) calendar quarters immediately prior to the date of such request (other than records for which Licensor has already conducted an audit under this Section).

    5.3.2 If such accounting firm concludes that additional amounts were owed during the audited period, Licensee shall pay such additional amounts within thirty (30) days after the date Licensor delivers to Licensee such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by Licensor; provided, however, if the audit discloses that the royalties paid by Licensee for such period were more than seven percent (7%) below the royalties actually due and payable for such period, then Licensee shall pay the reasonable fees and expenses charged by such accounting firm.

    5.3.3 Licensor shall cause its accounting firm to retain all financial information subject to review under this Section 5.3 in strict confidence; provided, however, that Licensee shall have the right to require that such accounting firm, prior to conducting such audit, enter into an appropriate non-disclosure agreement with Licensee regarding such financial information. The accounting firm shall disclose to Licensor only whether the reports are correct or not and the amount of any discrepancy. No other information shall be shared. Licensor shall treat all such financial information as Licensee's Confidential Information

    6.      RESEARCH AND DEVELOPMENT OBLIGATIONS

    6.1 Research and Development Efforts. Licensee (together with its Affiliates and Sublicensees) shall use its commercially reasonable efforts to conduct such research, development and preclinical and human clinical trials as Licensee reasonably determines are necessary or desirable to obtain regulatory approval to manufacture and market such Licensed Products as Licensee reasonably determines are commercially feasible; and Licensee (together with its Affiliates and Sublicensees) shall use its commercially reasonable efforts to obtain regulatory approval to market, and following approval to commence marketing and to market each such Licensed Product as Licensee reasonably determines are commercially feasible.

    6.2 R&D Plan. Within three (3) months after the Effective Date, Licensee shall furnish to Licensor a copy of Licensee's Research and Development Plan ("R&D Plan") for Licensed Products; and a status and progress report as to Licensee's implementation of the R&D Plan shall be furnished to Licensor annually thereafter, together with an update for the R&D Plan for the next year. The parties acknowledge that the R&D Plan will represent the optimal and desired goals and timeline for development of the Licensed Products, and that there is no guarantee of achieving the goals within said timeline.

    6.3 Records. Licensee shall maintain records, in sufficient detail and in good scientific manner, which shall reflect all work done and results achieved in the performance of its research and development regarding the Licensed Products.

    6.4 Reports. By April 1 of each calendar year during the term of this Agreement, Licensee shall prepare and deliver to Licensor a written summary report which shall describe (a) the research performed to date employing the Licensed IP, (b) the progress of the development, and testing of Licensed Products in clinical trials, and (c) the status of obtaining regulatory approvals to market Licensed Products.

    7. CONFIDENTIALITY

    7.1 Confidential Information. The reports finished by Licensee to Licensor pursuant to Sections 4, 5 and 6 shall be treated as Licensee's Confidential Information. During the term of this Agreement, and for a period of five (5) years following the expiration or earlier termination hereof, Licensor shall maintain in confidence all Confidential Information of Licensee that is disclosed to Licensor, and shall not use, disclose or grant the use of the Confidential Information except on a need-to-know basis to those directors, officers, employees and agents, to the extent such disclosure is reasonably necessary in connection with exercising its rights under this Agreement.

    7.2 Terms of this Agreement. Except as otherwise required by applicable laws, Licensor and Licensee shall not disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party. Notwithstanding the foregoing, Licensor may disclose the existence of this Agreement and the general nature of the Licensed IP covered by this Agreement (without disclosing any financial terms); and Licensee may disclose the term of this Agreement to any existing or prospective investor or business associate who has a need to know, subject to a customary confidentiality agreement.

    8. PATENTS

    8.1 Patent Prosecution and Maintenance. Licensee shall have the right to control, at its sole cost, the preparation, filing, prosecution and maintenance of all patents and patent applications in respect of Licensed Patents in the Territory and shall be solely responsible for all costs incurred in the preparation, filing, prosecution and maintenance of such patents and patent applications from the Effective Date through the termination of this Agreement. All such applications in respect of Licensed Patents shall be filed in the name of Licensor. Licensee shall give Licensor an opportunity to review and comment on the text of each patent application subject to this Section 8.1 before filing, and shall supply Licensor with a copy of such patent application as filed, together with notice of its filing date and serial number. Licensor shall cooperate with Licensee, execute all lawful papers and instruments and make all rightful oaths and declarations as may be necessary in the preparation, prosecution and maintenance of all patents and other filings referred to in this Section 8.1. If Licensee, in its sole discretion, decides to abandon the preparation, filing, prosecution or maintenance of any patent or patent application in respect of Licensed Patents, then Licensee shall notify Licensor in writing thereof and following the date of such notice (a) Licensor shall be responsible for and shall control, at its sole cost, the preparation, filing, prosecution and maintenance of such patents and patent applications, and (b) Licensee shall thereafter have no license under this Agreement to such patent or patent application.

    8.2 Notification of Infringement. Each Party shall notify the other Party of any substantial infringement known to such Party of any Licensed Patents and shall provide the other Party with the available evidence, if any, of such infringement.

    8.3 Enforcement of Patent Rights. Licensee, at its sole expense, shall have the right to determine the appropriate course of action to enforce Licensed Patents or otherwise abate the infringement thereof, to take (or refrain from taking) appropriate action to enforceLicensed Patents, to defend any declaratory judgments seeking to invalidate or hold the Licensed Patents unenforceable, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation, declaratory judgments or other enforcement action with respect to Licensed Patents, in each case in Licensee's own name and, if necessary for standing purposes, in the name of Licensor and shall consider, in good faith, the interests of Licensor in so doing. If Licensee does not, within six (6) months after receipt of notice from Licensor, abate the infringement or file suit to enforce the Licensed Patents against at least one infringing Party , Licensor shall have the right to take whatever action it deems appropriate to enforce the Licensed Patents; provided, however, that, within thirty (30) days after receipt of notice of Licensor's intent to file such suit, Licensee shall have the right to jointly prosecute such suit and to fund up to one-half (V2) the costs of such suit. The Party controlling any such joint enforcement action shall not settle the action or otherwise consent to an adverse judgment in such joint action that diminishes the rights or interests of the non-controlling Party without the prior written consent of the other Party. All monies recovered upon the final judgment or settlement of any such suit to enforce the Licensed Patents shall be shared in relation to the damages (including attorneys' fees and expenses for the enforcement action) incurred by each Party as a result of such infringement; and such recovery shall not be treated as Revenues for purposes of Section 4.2.1. Notwithstanding the foregoing, to the extent any part of the recovery includes a reasonable royalty payable to Licensee, such royalty amounts shall be deemed Revenue on which Licensee will pay a royalty to Licensor in accordance with Section 4.2.1.

    8.4     Cooperation. In any suit to enforce and/or defend the Licensed Patents pursuant to this Section 8, the Party not in control of such suit shall, at the request and expense of the controlling Party, reasonably cooperate and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

    9. TERMINATION

    9.1 Expiration. Subject to Sections 9.3 and 9.4 below, this Agreement shall expire on the expiration of Licensee's obligation to make payments to Licensor under Section 4 above. The license grant under Section 3.1 shall be effective at all times prior to such expiration.

    9.2 Termination by Mutual Consent. The Parties may terminate this Agreement at any time by mutual consent, which consent shall be evidenced by a written agreement or other such documentation duly executed by both Parties.

    9.3 Termination by Licensee. Licensee may terminate this Agreement, in its sole discretion, upon thirty (30) days prior written notice to Licensor, provided, however, Licensee shall remain liable for any payments accrued under this Agreement prior to the date of termination.

    9.4 Termination for Cause. Except as otherwise provided in Section 11, Licensor may terminate this Agreement upon or after the breach of any material provision of this Agreement by Licensee, if Licensee has not cured such breach within ninety (90) days after receipt of express written notice thereof by Licensor; provided, however, if any default is not capable of being cured within such ninety (90) day period and Licensee is diligently undertaking to cure such default as soon as commercially feasible thereafter under the circumstances, Licensor shall have no right to terminate this Agreement.

    9.5 Termination Upon Licensee Insolvency. This Agreement shall terminate at least one day prior to the occurrence of any of the following events: (i) the Licensee files a voluntary petition in bankruptcy or insolvency or shall petition for reorganization under the bankruptcy law, or makes a general assignment for the benefit of creditors, or otherwise acknowledges insolvency or is adjudged bankrupt; (ii) the Licensee consents to an involuntary petition in bankruptcy or if a receiving order is given against it under any applicable bankruptcy/insolvency law in a jurisdiction; (iii) the appointment of a receiver or other similar representative for the Licensee by a court of competent jurisdiction; or (iv) Licensee fails to carry on business in the normal course.

    9.6 Effect of Expiration or Termination. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination, and the provisions of Sections 1, 2, 5,7, 9.1, 9.6, 10 and 12 shall survive the expiration or termination of this Agreement. Upon any termination of this Agreement, Licensor shall grant a direct license to any sublicense of Licensee hereunder having the same scope as such sublicense and on terms and conditions no less favorable to such Sublicensee than the terms and conditions of this Agreement, provided that such Sublicensee is not in default of any applicable obligations under this Agreement and agrees in writing to be bound by the terms and conditions of such direct license. Upon any termination of this Agreement, for a period of six (6) months thereafter, Licensee (and its Affiliates and Sublicensees) shall continue to be entitled to finish production of any Products which were in process at the time of termination, and Licensee (and its Affiliates and Sublicensees) shall be entitled to sell all Products which were in inventory or in process at the time of termination, so long as Licensee (and its Affiliates and Sublicensees) continues to make the reports and pay the scheduled royalties for said sales as set forth in this Agreement.

    10. INDEMNIFICATION

    10.1 Indemnification. Licensee shall defend, indemnify and hold Licensor (which for purposes of clarity, is recognized to include, without limitation, its directors, officers, employees, research trainees, students and agents) harmless from all losses, liabilities, damages and expenses (including attorneys' fees and costs) incurred as a result of any claim, demand, action or proceeding arising out of any breach of this Agreement by Licensee, any damages or personal injury resulting from the use, application of, distribution, sale or other exploitation of the Licensed IP, Licensed Patents and the Licensed Product by Licensee, its Affiliates or Sublicensees, or the gross negligence or willful misconduct of Licensee in the performance of its obligations under this Agreement, except in each case to the extent arising from the gross negligence or willful misconduct of Licensor or the breach of this Agreement by Licensor.

    10.2 Procedure. Licensor promptly shall notify Licensee of any liability or action in respect of which Licensor intends to claim such indemnification, and Licensee shall have the right to assume the defense thereof with counsel selected by Licensee. The indemnity agreement in this Section 10 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of Licensee, which consent shall not be withheld unreasonably. The failure to deliver notice to Licensee within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve Licensee of any liability to Licensor under this Section 10, but the omission so to deliver notice to Licensee will not relieve it of any liability that it may have to Licensor otherwise than under this Section 10. Licensor under this Section 10, its employees and agents, shall cooperate fully with Licensee and its legal representatives in the investigation and defense of any action, claim or liability covered by this indemnification.

    10.3           Insurance. During the term of this Agreement, Licensee shall maintain at its own expense:

    10.3.1 Comprehensive general liability insurance for claims for damages arising from bodily injury (including death) and property damages caused by, or arising out of, acts or omissions of its employees, in such amounts as are customary and reasonable in the Licensee's industry.

    10.3.2 Product liability insurance in such amounts as are customary and reasonable in the Licensee's industry.

    10.3.3 Maintenance of such insurance coverage shall not relieve Licensee of any responsibility under this Agreement for damage in excess of the insurance limits.

    10.4 Certificates of Insurance. Licensee shall furnish or cause to be furnished to Licensor a certificate of such insurance promptly upon request by Licensor. Each such certificate shall name Licensor an additional named insured.

    10.5 Notice of Cancellation or Expiration. Any such insurance policy shall provide that the insurer will give Licensor at least sixty (60) days prior written notice of any impending cancellation, nonrenewal, expiration, or reduction in coverage of the insurance.

    11. FORCE MAJEURE
Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement to the extent, and for so long as, such failure or delay is caused by or results from Force Majeure events.

    12. GENERAL PROVISIONS

    12.1    Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one Party to the other Party shall be in writing, delivered by any available means to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to Licensor:

University Health Network 610 University Avenue
Suite 7-504 Toronto, Ontario Canada M5G 2M9
With Copy to:

Director
University Health Network
Office of Technology Development & Commercialization MaRS Centre, Heritage Building 101 College Street, Suite 150 Toronto, Ontario Canada M5G 1L7
If to Licensee:

Chief Executive Officer VistaGen Therapeutics, Inc. 384 Oyster Point Boulevard Suite 8
South San Francisco, CA 94080

With Copy to:

Knox Bell
DLA Piper US LLP
4365 Executive Drive, Suite 1100
San Diego, CA 92121

    12.2   Further Representations, Warranties & Liability.

       (a)    Licensee represents and warrants to Licensor that Licensee has the power to enter into this Agreement and to perform its obligations, and that Licensee has taken necessary action for the execution of this Agreement to constitute a binding obligation enforceable against Licensee.
       (b)    Licensor represents and warrants to Licensee that Licensor has the power to enter into this Agreement and to perform its obligations, and that Licensor has taken necessary action for the execution of this Agreement to constitute a binding obligation enforceable against Licensor.
       (c)    EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT,
LICENSOR MAKES NO CONDITIONS, WARRANTEES, UNDERTAKINGS OF ANY KIND, INCLUDING WITHOUT LIMITATION, THE ORIGINALITY OR ACCURACY OR PATENTABILITY OR VALIDITY OR NONINFRINGEMENT OF THE LICENSED PATENT(S), LICENSED IP, OR LICENSED PRODUCT(S) ARISING UNDER, OR OTHERWISE THE SUBJECT MATTER OF, THIS AGREEMENT OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE LICENSED PATENT(S), LICENSED IP, OR LICENSED PRODUCT(S) ARISING UNDER, OR OTHERWISE THE SUBJECT MATTER OF THIS AGREEMENT.
       (d)   LICENSOR SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY LICENSEE (AND ITS AFFILIATE(S) AND SUBLICENSEES) OR ANY OTHERS RESULTING FROM THE USE OF THE OF THE LICENSED PATENT(S), LICENSED IP, OR LICENSED PRODUCT(S) ARISING UNDER, OR OTHERWISE THE SUBJECT MATTER OF THIS AGREEMENT. THE ENTIRE RISK AS TO THE DESIGN, DEVELOPMENT, USE, EXPLOITATION, MANUFACTURE, SALE OR OTHER DISPOSITION AND PERFORMANCE IN RESPECT OF THE LICENSED PATENT(S), LICENSED IP, OR LICENSED PRODUCT(S) ARISING UNDER, OR OTHERWISE THE SUBJECT MATTER OF THIS AGREEMENT IS ASSUMED BY LICENSEE.

    12.3 Dispute Resolution.

       (a) The Parties agree to use reasonable best efforts to amicably resolve among themselves any dispute arising out of this Agreement.
       (b) If the Parties are unable to resolve the dispute under Section 8.5(a), the dispute shall be referred to the Vice President, Research of Licensor or the Vice President's designate and the designate of Licensee for their discussion and resolution. The Parties may agree to mediation of the dispute (procedural details and process to be determined by the Parties).
       (c) Any dispute which cannot be amicably settled by the Parties as provided in Sections 8.5(a) and (b) shall be submitted to arbitration in accordance with the provisions of the (Ontario) Arbitration Act, 1991, S.O. 1991, c. 17, as amended from time to time. The arbitration will take place in the city of Toronto (Ontario, Canada).
       (d) Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the mediator(s) or arbitrator(s) hereunder, or pending the mediator(s)' or arbitrator(s)' determination of any dispute, controversy or claim hereunder.

    12.4 Assignment. Licensee shall not assign its rights or obligations under this Agreement without the prior written consent of Licensor; provided, however, that Licensee may, without such consent, assign this Agreement and its rights and obligations hereunder (a) to any Affiliate, or (b) in connection with the transfer or sale of all or substantially all of its business to which this Agreement relates, or in the event of its merger, consolidation, change in control or similar transaction. Notwithstanding the aforementioned, Licensee shall remain responsible for the performance of all obligations under this Agreement (including, without limitation, the payment of royalties to Licensor).

    12.5 Waivers and Amendments. No change, modification, extension, termination or waiver of this Agreement, or any of the provisions herein contained, shall be valid unless made in writing and signed by duly authorized representatives of the parties hereto.

    12.6 Entire Agreement. This Agreement embodies the entire agreement between the parties and supersedes any prior representations, understandings and agreements between the parties regarding the subject matter hereof. There are no representations, understandings or agreements, oral or written, between the parties regarding the subject matter hereof that are not fully expressed herein.

    12.7 Severability. Any of the provisions of this Agreement which are determined to be invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability in such jurisdiction, without rendering invalid or unenforceable the remaining provisions hereof and without affecting the validity or enforceability of any of the terms of this Agreement in any other jurisdiction.

    12.8 Waiver. The waiver by either Party hereto of any right hereunder or the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

    12.9 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Evidence of the execution and delivery of this Agreement may be by a telecopy transmission to a Party of the other Party's signed copy of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Effective Date.

LICENSOR: University of Health Network

By:

Name:

Title

LICENSEE: VistaGen Therapeutics, Inc.

By:
Name:

Title

EXHIBIT A

DEFINITIONS

    "Affiliate" shall mean, with respect to any Person, any other Person which directly or indirectly controls, is controlled by, or is under common control with, such Person. A Person shall be regarded as in control of another Person if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock or other ownership interest of the other Person, or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other Person by any means whatsoever.

    "Confidential Information" shall mean, with respect to a Party, all information (and all tangible and intangible embodiments thereof), that is owned or controlled by such Party, is disclosed by or on behalf of such Party to the other Party pursuant to this Agreement, and (if disclosed in writing or other tangible medium) is marked or identified as confidential at the time of disclosure to the receiving Party or (if otherwise disclosed) is identified as confidential at the time of disclosure to the receiving Party and described as such in writing within thirty (30) days after such disclosure. Notwithstanding the foregoing, Confidential Information of a Party shall not include information which, and only to the extent the receiving Party can establish by written documentation, (a) has been generally known prior to disclosure of such information by the disclosing Party to the receiving Party; (b) has become generally known, without the fault of the receiving Party, subsequent to disclosure of such information by the disclosing Party to the receiving Party; (c) has been received by the receiving Party at any time from a source other than the disclosing Party, rightfully having possession of and the right to disclose such information free of confidentiality obligations; (d) has been otherwise known by the receiving Party free of confidentiality obligations prior to disclosure of such information by the disclosing Party to the receiving Party; or (e) has been independently developed by employees or others on behalf of the receiving Party without use of such information disclosed by the disclosing Party to the receiving Party (each of the aforementioned (a) to (e) a "Confidentiality Exception").

    "Effective Date" shall have the meaning set forth in the preamble to this Agreement.

    "FDA" shall mean the Food and Drug Administration of the United States, or the successor thereto, or its foreign equivalent in Canada, the EU or elsewhere.

    "Force Majeure" means an event or circumstance arising outside of the reasonable control of a party, such as any act of God, flood, natural disaster, embargo, acts of civil or military authorities, terrorism, labor strikes, governmental embargos, and governmental orders.

    "IND" shall mean an investigational new drug application or similar application which is required to be filed with the FDA prior to commencing a clinical investigation of a drug pursuant to (US) 21 C.F.R. 312, or its foreign equivalent in Canada, the EU or elsewhere.

    "Intellectual Property" or "IP" shall mean all inventions (whether or not patentable), discoveries, trade secrets, Confidential Information, Know-How, data, technology, formulae, methods, processes, protocols, techniques, compositions, and other protectible intangible rights, together with all related Patent Rights, copyrights, trade secret rights, and other legally enforceable rights.

    "Know-How" shall mean all trade secrets, know-how, data, information, compositions and other technology (including, but not limited to, formulae, procedures, protocols, techniques and results of experimentation and testing) which are necessary or useful to make, use, develop, sell or seek regulatory approval to market a composition, or to practice any method or process, at any time claimed or disclosed in any issued patent or pending patent application directly and specifically applicable to the Licensed Patents, the Licensed IP, or the Licensed Products.

    "Licensed IP" shall have the meaning as defined in Exhibit B.

    "Licensed Patents" shall mean the Patent Rights applicable to the Licensed IP.

    "Licensed Product(s)" shall mean any product or service that if made, used, provided, offered to be provided, sold, offered for sale or imported would infringe (but for the License Agreement) a Valid Claim of the Licensed Patents, or that otherwise uses or incorporates the Licensed IP.

    "Milestone Event" shall have the meaning as defined in Section 4.1.

    "Milestone Payment" shall have the meaning as defined in Section 4.1.

    "NDA" shall mean a New Drug Application, or similar application for marketing approval of a Product for use in the Field submitted to the FDA, or its foreign equivalent in Canada, the EU or elsewhere.

    "Net Sales" shall mean, with respect to any Therapeutic-Related Licensed Product, the gross sales price of such Therapeutic-Related Licensed Product invoiced by Licensee or its Affiliates to customers who are not Affiliates (or are Affiliates but are the end users of such Therapeutic-Related Licensed Product) less, to the extent actually paid or accrued by License or its Affiliate (as applicable), (a) reasonable credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for nonconforming, damaged, out-dated and returned Therapeutic-Related Licensed Product; (b) freight and insurance costs incurred by License or its Affiliate (as applicable) in transporting such Therapeutic-Related Licensed Product to such customers; (c) reasonable cash, quantity and trade discounts, rebates and other price reductions for such Therapeutic-Related Licensed Product given to such customers under price reduction programs; (d) sales, use, value-added and other direct taxes incurred on the sale of such Therapeutic-Related Licensed Product to such customers; (e) customs duties, tariffs, surcharges and other governmental charges incurred in exporting or importing such Therapeutic-Relatedlicensed Product to such customers; and (f) a reasonable allowance for uncollectible or bad debts determined in accordance with generally accepted accounting principles.

    "Party" shall mean either VistaGen or UHN; and "Parties" shall mean both VistaGen and UHN.

    "Patent Rights" shall mean (a) all patents and patent applications worldwide describing the Licensed IP listed on Exhibit B hereto, (b) all divisions, continuations, continuations-in-part, that claim priority to, or common priority with, the patent applications listed in clause (a) above or the patent applications that resulted in the patents described in clause (a) above, and (c) all patents that have issued or in the future issue from any of the foregoing patent applications, including utility, model and design patents and certificates of invention, together with any reissues, renewals, extensions or additions thereto worldwide.

    "Person" shall mean an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, pool, syndicate, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

    "Phase I Clinical Trial" shall mean a human clinical trial that is intended to initially evaluate the safety and/or pharmacological effect of a Product in subjects or that would otherwise satisfy requirements of (US) 21 C.F.R. 312.21(a), or its foreign equivalent in Canada, the EU or elsewhere.

    "Phase II Clinical Trial" shall mean a human clinical trial in any country that is intended to initially evaluate the effectiveness of a Product for a particular indication or indications in patients with the disease or indication under study or would otherwise satisfy requirements of (US) 21 C.F.R. 312.21(b), or its foreign equivalent in Canada, the EU or elsewhere.

    "Phase III Clinical Trial" shall mean a human clinical trial in any country, the results of which could be used to establish safety and efficacy of a Product as a basis for an NDA or would otherwise satisfy requirements of (US) 21 C.F.R. 312.21(c), or its foreign equivalent in Canada, the EU or elsewhere.

    "Revenues" shall mean (i)Net Sales of Therapeutic-Related Licensed Product(s) sold by Licensee and its Affiliates, (ii) Sublicensing Consideration received by Licensee and its Affiliates from Sublicense Agreements, and (iii) Service Sales in respect of Service-Related Licensed Product(s).

    "Service-Related Licensed Product" shall mean a Licensed Product (i) that is used in and/or for the provision of a research, development or other service to a third party, or (ii) for use in, or as part of, a diagnostic kit or service.

    "Service Sales" shall mean, with respect to any Service-Related Licensed Product, the gross amount of monies received for, associated with, or in respect of Service-Related Licensed Product(s) invoiced by Licensee or its Affiliates to customers or otherwise to third parties who are not Affiliates (or are Affiliates but are the end users, beneficiaries, or otherwise recipients of such Service-Related Licensed Product(s)).

    "Sublicense Agreement" shall mean any agreement or commitment pursuant to which any of the rights of Licensee under this Agreement are sublicensed or otherwise extended, granted or given to a Third Party (a Sublicensee).

    "Sublicensee" shall mean any Third Party to whom Licensee (or its Affiliates) grants rights to use some of Licensee's rights under this Agreement.

    "Sublicensing Consideration" shall mean the aggregate consideration received by Licensee or its Affiliates in consideration for granting sublicense rights to a Sublicensee under the Licensed IP, including without limitation license fees, milestone fees, minimum royalties, and earned royalties, but excluding (a) amounts received to fund or reimburse Licensee's or its Affiliates' cost to perform research, development or similar services specifically and directly associated with Licensed Products, (b) amounts received in reimbursement of Licensed IP patent or other Licensed IP-related out-of-pocket expenses specifically and directly associated with Licensed Products; and (c) amounts received in consideration for the sale of any debt or securities of Licensee or its Affiliates.

    "Therapeutic-Related Licensed Product" shall mean a Licensed Product that forms a constituent part of a therapeutic agent for use in human medical or veterinary purposes.

    "Third Party" shall mean any Person other than Licensor, Licensee and their respective Affiliates.

    "Valid Claim" shall mean a claim of an issued and unexpired patent included within the Licensed Patent, which has not been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

EXHIBIT B LICENSED IP [TO BE COMPLETED]

EXHIBIT C THIRD PARTY LICENSE RIGHTS
[TO BE COMPLETED]

AMENDMENT NO. 1

TO

SPONSORED RESEARCH COLLABORATION AGREEMENT

    This Amendment No. 1 to Sponsored Research Collaboration Agreement (the "Amendment"') is entered into as of April 19, 2010 by and between University Health Network, an Ontario corporation incorporated under the University Health Network Act 1997, having a principal research office at 610 University Avenue, Suite 7-504, Toronto, Ontario, Canada MSG 2M9 ("UHN"), and VistaGen Therapeutics, Inc., a California corporation having its principal address at 384 Oyster Point Blvd., Suite 8, South San Francisco, California 94080 ("VistaGen").

RECITALS

    WHEREAS, VistaGen and UHN entered into that certain Sponsored Research Collaboration Agreement, dated September 18, 2007 (the "Agreement"), pursuant to which VistaGen is funding a research project ("Project One") and had the option to fund two additional research projects (the "Options") involving embryonic stem cell technologies, with each such research project principally performed or to be principally performed by Gordon Keller, Ph.D., Director of the McEwen Center for Regenerative Medicine, a stem cell research center within UHN;

    WHEREAS, VistaGen and UHN now desire to amend the Agreement to extend the term thereof and the time during which VistaGen may exercise the Options such that (i) the term of the Agreement shall be five (5) years from the Effective Date (as defined in the Agreement), provided however, that with respect to each Option, the term of the Agreement shall be extended three (3) years from the date of exercise of such Option by VistaGen and (ii) VistaGen shall have until December 31, 2010 to exercise the Options; and

    WHEREAS, Section 8.7 of the Agreement provides that it may be amended only with the written consent of VistaGen and UHN.
NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, VistaGen and UHN hereby agree to amend the Agreement as follows:

AMENDMENT

    1. Definitions. Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Agreement.

    2. Amendment. Section 3 of the Agreement shall be deleted in its entirety and amended to read in its entirety as follows:
"Attached hereto as Exhibit B-2 and Exhibit B-3 is a summary of two additional Research Projects which the Parties would ultimately like to perform, pursuant to additional funding from VistaGen. For a period of time ending on December 31, 2010, VistaGen shall have the option to elect to have UHN undertake and commence performance of the Research Work for Project Two and/or Project Three. Upon receipt by UHN and Principal Investigator of the written election by VistaGen to commence any such Research Work, UHN and the Project Scientists (as listed in said Exhibits B-l and/or B-2) shall commence to perform said Research Work. Upon UHN receiving said written election, all of the terms set forth in Section 2 of this Agreement (including, without limitation, the project funding provisions of Section 2.2 and Exhibits B-2 and ^3) shall be applicable to the Research Project identified in said written election (i.e. in respect of Project Two and/or Project Three)."

    3. Amendment. Section 7.1 of the Agreement shall be deleted in its entirety and amended to read in its entirety as follows:
"Subject to earlier termination as provided below, the term of this Agreement shall be for five (5) years, provided however, in the event that VistaGen exercises either or both of its options on Project Two and Project Three as described in Section 3 above, the term of the Agreement shall automatically be extended to the date that is three (3) years from the date of exercise of such option by VistaGen. Notwithstanding the foregoing, this Agreement may be renewed or extended by mutual agreement of the parties."

    4. Research Project One. With respect to the three-year budget for Project One attached to the Agreement as Exhibit B-l, UHN and VistaGen acknowledge and agree that after third anniversary of the Effective Date of the Agreement, the annual payments set forth in the Payment Schedule in Exhibit B-l shall continue to apply for the term of the Agreement as extended by this Amendment.

    5. Terms of Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.

    6. Conflicting Terms. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

    7. Entire Agreement. This Amendment and Agreement constitute the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to this subject matter are superseded by the Agreement and this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

UNIVERSITY HEALTH NETWORK
- Research
By:               ^^Jr^
Christopher J. Paige, Ph.D., VP -

VISTAGEN THERAPEUTICS, INC.

AMENDMENT NO. 2

TO

SPONSORED RESEARCH COLLABORATION AGREEMENT

    This Amendment No. 2 to Sponsored Research Collaboration Agreement ("Amendment No. 2") is entered into as of December J£, 2010 by and between University Health Network, an Ontario corporation incorporated under the Toronto Hospital Act 1997, having a principal research office at 610 University Avenue, Suite 7-504, Toronto, Ontario, Canada MSG 2M9 ("UHN"). and VistaGen Therapeutics, Inc., a California corporation having its principal address at 384 Oyster Point Blvd., Suite 8, South San Francisco, California 94080 ("VistaGen"),

RECITALS

    WHEREAS, VistaGen and UHN entered into that certain Sponsored Research Collaboration Agreement, dated September 18, 2007 (the "Agreement"), pursuant to which VistaGen is funding a research project ("Project One") and had the option to fund two additional research projects (the "Options") involving embryonic stem cell technologies, with each such research project principally performed or to be principally performed by or under the direction of Gordon Keller, Ph.D., Director of the McEwen Center for Regenerative Medicine (the "McEwen Centre"), a stem cell research center within UHN;

WHEREAS, pursuant to Amendment No. 1 to the Agreement ("Amendment No. 1"), VistaGen and UHN extended the term of the     Agreement and the time during which VistaGen may exercise the Options such that (i) the term of the Agreement is now five (5) years from the Effective Date (as defined in the Agreement), provided however, that with respect to each Option, the term of the Agreement was extended three (3) years from the date of exercise of such Option by VistaGen and (ii) VistaGen now has until December 31, 2010 to exercise the Options;

    WHEREAS, VistaGen and UHN now desire to enter into this Amendment No. 2 to (A) included induced pluripotent stem ("iPS") cell technology, (B) further extend the term of the Agreement and the time during which VistaGen may exercise the Options such that (i) the term of the Agreement shall be ten (10) years from the Effective Date (as defined in the Agreement), provided however, that with respect to each Option, the term of the Agreement shall be extended seven (7) years from the date of exercise of such Option by VistaGen and (ii) VistaGen shall have until December 31,2011 to exercise the Options and (C) include an additional option to fund research projects other than Project One and the Options and provide greater discretion and flexibility for VistaGen, UHN and Dr. Gordon Keller, as Director of the McEwen Centre, to direct and redirect funding under the Agreement among a wider range of research projects involving scientists at the McEwen Centre beyond the currently predictable scope of Project One and the two additional research projects covered by the Options;

    WHEREAS, VistaGen and UHN believe it is advisable and consistent with the long term mutual strategic interests of the parties and the McEwen Centre for VistaGen to issue Seven Hundred Thousand (700,000) shares of VistaGen Common Stock to UHN solely for the benefit of, and to support future research and development at, the McEwen Centre in connection with this Amendment No. 2; and

    WHEREAS, Section 8.7 of the Agreement provides that the Agreement may be amended only With the written consent of VistaGen and UHN.

    NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, VistaGen and UHN hereby agree to amend the Agreement as follows:

AMENDMENT

    1. Definitions. Except as otherwise provided herein, capitalized terms used in this Amendment shall have the definitions set forth in the Agreement.

    2. Strategic Equity Issuance. As additional consideration for its rights and privileges under this Agreement, as soon as practicable following the parties' execution and delivery of this Amendment, VistaGen shall issue, or cause its stock transfer agent to issue, to UHN, exclusively for the benefit of the McEwen Centre, a total of seven hundred thousand (700,000) shares of VistaGen Common Stock (the "Shares"). The parties hereby acknowledge that the current fair market value of the Shares is One Million Fifty Thousand Dollars ($1,050,000). In connection with the issuance of the Shares, UHN hereby agrees to execute and deliver such additional documents as shall be reasonably requested by VistaGen's legal counsel for the issuance of the Shares to be effected in compliance with applicable United States and Canadian securities laws and regulations (the "Securities Documents"). UHN hereby acknowledges that one or more of the Securities Documents will include provisions (i) relating to, among other things, reasonable limitations on UHN's ability to resell the Shares from time-to-time and (ii) acknowledging that proceeds from all such resales shall be used to fund research activities at the McEwen Centre.
3. Amendment. Recital B of the Agreement shall be deleted in its entirety and amended to read in its entirety as follows:

"B. Gordon Keller, M.D., Ph.D. ("Dr. Keller") is the director of the McEwen Centre of Regenerative Medicine, a center within UHN; Dr. Keller is involved in developing pluripotent stem cell technologies and is involved in the Research Field."
    4. Amendment. Section 3 of the Agreement shall be deleted in its entirety and amended to read in its entirety as follows:
  "3.     Option for Research Project Two, Research Project Three and Option for Future Research Projects

    3.1    Option for Research Project Two and Research Project Three.
Attached hereto as Exhibit B-2 and Exhibit B-3 is a summary of two additional Research Projects which the Parties would ultimately like to perform, pursuant to additional funding from VistaGen. For a period of time ending on December 31,
2011, VistaGen shall have the option to elect to have UHN undertake and commence performance of the Research Work for Research Project Two and/or Research Project Three. Upon receipt by UHN and Principal Investigator of the written election by VistaGen to commence any such Research Work, UHN and the Project Scientists (as shall be listed in said Exhibits B-2 and/or Bj;3 as the case may be) shall commence to perform said Research Work. Upon UHN receiving said written election, all of the terms set forth in Section 2 of this Agreement (including, without limitation, the project funding provisions of Section 2.2 and Exhibits B-2 and B-3) shall be applicable to the Research Project identified in said written election (i.e. in respect of Research Project Two and/or Research Project Three). Research Project One, Research Project Two and Research Project Three are referred to collectively as the "Core Research Projects".

    3.2     Option for Future Research Projects
VistaGen, UHN and Dr. Keller acknowledge their mutual interest in developing a process to enable VistaGen and Dr. Keller to review, and to enable VistaGen to consider funding, a wide range of future research projects, other than the Core Research Projects, involving Dr. Keller and/or other McEwen Centre scientists (each such project a "Future Research Project"), including, but not limited to, the potential future projects described in Exhibit B-4 attached hereto. During the term of this Agreement, VistaGen and Dr. Keller shall discuss regularly, but no less frequently than monthly, potential sponsored research opportunities arising from time-to-time and involving Dr. Keller and/or other McEwen Centre scientists, each of which sponsored research opportunities could become a Future Research Project. If (i) VistaGen and Dr. Keller are mutually interested in pursuing a Future Research Project, (ii) VistaGen agrees to fund such Future Research Project, and (iii) each of (a) the nature and scope of the Future Research Project, (b) VistaGen's and Dr. Keller's mutual interest in such Future Research Project, and (c) VistaGen's commitment to fund such Future Research Project are expressed in writing to UHN, then, upon UHN's receipt of such written expression of interest and commitment from VistaGen, all of the terms set forth in Section 2 of this Agreement shall be applicable to each such Future Research Project."

    5. Amendment. Section 7.1 of the Agreement shall be deleted in its entirety and amended to read in its entirety as follows:
"Subject to earlier termination as provided below, the term of this Agreement shall be for ten (10) years, provided, however, in the event that (i) VistaGen exercises either or both of its options on Research Project Two and Research Project Three as described in Section 3 above, or (ii) VistaGen agrees to fund a Future Research Project, the term of the Agreement shall automatically be extended to the date that is three (3) years from the date of exercise of such option or agreement by VistaGen. Notwithstanding the foregoing, this Agreement may be renewed or extended by mutual agreement of the parties."

    6. Amendment. Exhibit A to the Agreement shall be amended to include the following additional definition:

    "Pluripotent stem cell" shall mean a stem cell that has the potential to differentiate into any of the more than 200 types of cells in the human body, can be expanded readily, and has diverse medical, research, drug development and therapeutic applications, including, but not limited to, an embryonic stem cell and an induced pluripotent stem cell."

    7. Amendment. Exhibit B-l, Exhibit B-2 and Exhibit B-3 to the Agreement shall be deleted in their entirety and amended to read in their entirety as Exhibit B-l, Exhibit B-2 and Exhibit B-3 attached to this Amendment.

    8. Research Project One. With respect to the three-year budget for Project One attached to the Agreement as Exhibit B-l as amended hereby, UHN and VistaGen acknowledge and agree that after third anniversary of the Effective Date of the Agreement, the annual payments set forth in the Payment Schedule in Exhibit B-l shall continue to apply for the term of the Agreement as extended by this Amendment, unless and until the parties agree otherwise in writing.

    9. Terms of Agreement. Except as expressly modified hereby, all terms, conditions and provisions of the Agreement shall continue in full force and effect.

    10. Conflicting Terms. In the event of any inconsistency or conflict between the Agreement and this Amendment, the terms, conditions and provisions of this Amendment shall govern and control.

    11. Entire Agreement. This Amendment and Agreement constitute the entire and exclusive agreement between the parties with respect to the subject matter hereof. All previous discussions and agreements with respect to this subject matter are superseded by the Agreement and this Amendment. This Amendment may be executed in one or more counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 2 as of the date first above written.

UNIVERSITY HEALTH NETWORK
Vice President, Research University Health Network

VISTAGEN THERAPEUTICS, INC.

EXHIBIT B-l RESEARCH PROJECT ONE

    1.  Development of Drug Discovery and Screening Approaches with Pluripotent Stem Cell -derived Cardiomyocytes.
The overall goal of these studies is to establish improved methods for the production of mature of human pluripotent stem cell (hPSC)-derived cardiomyocytes suitable for use in drug discovery, drug screening, drug toxicology assessment, and drug rescue. This project builds on recent advancements from Dr. Keller's lab relating to new methods for the efficient and reproducible generation of cardiomyocytes from hPSC. The project will focus on addressing the following issues: 1) to characterize the functional and fhaturational status of the hPSC-derived cardiomyocytes in vitro; 2) to develop methods for the large scale production of hPSC-derived cardiomyocytes suitable for use in drug discovery and screening; 3) provide cells and methods for the study of response of Cardiomyocytes to select known and compounds that effect their biology and functional activity; and 4) provide cells and methods for the use and validation of cardiomyocytes as predictive toxicology screening assays.

    2. Payment Schedule:

       (a) $175,000      per year for personnel and supplies
       (b) $ 70,000      per year for 40% indirect overhead costs
       (c) $245,000      total fully burdened annual costs
       (d)  VistaGen shall make quarterly payments in the sum of $61,250, payable quarterly in advance

EXHIBIT B-2

RESEARCH PROJECT TWO

    1. Human Pluripotent Stem Cell-derived Hepatocytes. The overall goal of these studies is to establish improved methods for the production of mature of human pluripotent stem cell (hPSC)-derived hepatocytes suitable for use in drug discovery, drug screening, drug toxicology assessment, and drug rescue. This project builds on recent advancements from Dr. Keller's lab relating to improved methods for the efficient and reproducible generation of endodetmal cells from hPSC. The project will focus on addressing the following issues: 1) to characterize the functional and maturational status of the hPSC-derived hepatocytes in vitro;
2) to develop methods to produce mature hPSC-derived hepatocytes expressing mature adult levels Of functional P450 enzymes for drug metabolism studies; 3) to develop methods for the large scale production of hPSC-derived hepatocytes suitable for drug metabolism and toxicity screening.

    2. Payment Schedule:

       (a) $175,000      per year for personnel and supplies
       (b) $ 70,000      per year for 40% indirect overhead costs
       (c) $245,000      total fully burdened annual costs
       (d)  VistaGen shall make quarterly payments in the sum of $61,250, payable quarterly in advance

EXHIBIT B-3

RESEARCH PROJECT THREE

    1. Human ES Cell-derived Beta-islet Cells. The overall goal of these studies is to establish improved methods for the production of mature of human pluripotent stem cell (hPSC)-derived (3-islet cells suitable for use in drug discovery, drug screening, and drug rescue. This project builds on recent advancements from Dr. Keller's lab relating to improved methods for the efficient and reproducible generation of endodermal cells from hPSC. The project will focus on addressing the following issues: 1) to characterize the functional and maturational status of the hPSC-derived |3-islet cells in vitro; 2) to develop methods to produce mature glucose-responsive hPSC-derived (3-islet cells expressing adult levels of insulin; 3) to develop methods for the large scale production of hPSC-derived |3-islet potentially suitable for in vivo transplantation studies.

    2. Payment Schedule:

       (a) $ 175,000      per year for personnel and supplies
       (b) $ 70,000      per year for 40% indirect overhead costs
       (c) $245,000      total fully burdened annual costs
       (d)  VistaGen shall make quarterly payments in the sum of $61,250, payable quarterly in advance

EXHIBIT B-4

FUTURE RESEARCH PROJECTS

During the term of this Agreement, VistaGen and Dr. Keller shall consult regularly, at least once per month, about potential Future Research Projects, including, but not limited to, one or more of the following:
>  Generation and development of induced pluripotent stem ("iPS") cells for potential uses in predictive toxicology screening, drug rescue, drug discovery and therapeutics applications;
>  Human pluripotent stem cell ("hPSC")-derived gut endocrine cells suitable for potential uses in diabetes drug discovery and therapies;
>  hPSC-derived osteoblast cells suitable for potential uses in osteoporosis drug discovery and therapies; and
>  hPSC-derived skin cells suitable for potential uses in cosmaceutical screening, drug discovery and therapeutic applications.